Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-64094 and 333-64078) and the Registration Statement on Form S-3 (No. 333-118372) of Ceradyne, Inc. of our report dated March 16, 2005 relating to the financial statements, management’s assessment of the effectiveness of the internal control over financial reporting and the effectiveness of the internal control over financial reporting which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Orange County, California March 16, 2005